Exhibit 99.1

Heritage Commerce Corp Earnings Increased 23% to $4.4 Million, or $0.12 per Diluted Share, for the Fourth Quarter of 2015, from the Fourth Quarter of 2014; Net Income for the Full Year 2015 Increased 23% to $16.5 Million from 2014

San Jose, CA — January 28, 2016 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank” or “HBC”), today reported net income increased 23% to $4.4 million, or $0.12 per average diluted common share, for the fourth quarter of 2015, compared to $3.6 million, or $0.11 per average diluted common share for the fourth quarter of 2014, and increased 28% from $3.5 million, or $0.10 per average diluted common share for the third quarter of 2015.

For the year ended December 31, 2015, net income increased 23% to $16.5 million, or $0.48 per average diluted common share, from $13.4 million, or $0.42 per average diluted common share, for the year ended December 31, 2014.  All results are unaudited and include costs associated with the integration of the Focus Business Bank (“Focus”) acquisition.

“With the acquisition of Focus, we have deepened our presence in Silicon Valley and improved our franchise.  The integration of the two banks has been completed,” said Walter Kaczmarek, President and Chief Executive Officer.  “We are pleased with the level of customer retention achieved during the integration and the systems conversion with Focus was well executed by our technology team.  Additionally, while integrating the two companies, loan and deposit growth remained solid.  As a result of the excellent deposit base from the Focus acquisition and our legacy deposit growth, we had excess liquidity that was invested in low yielding assets, such as deposits at the Federal Reserve Bank yielding on average 0.28% for the fourth quarter of 2015.   We will be re-deploying our excess liquidity into higher-yielding loans and securities over the next few months.”

“We delivered solid financial results in the fourth quarter of 2015, earning $4.4 million, notwithstanding $3.0 million of final costs expensed in the fourth quarter associated with the Focus transaction,” added Mr. Kaczmarek.  “For the full year ended December 31, 2015, severance, retention, acquisition and integration costs related to the Focus transaction totaled $6.4 million.  These expenses are non-recurring, and we expect a minimal amount of such costs to extend into 2016.”

2015 Highlights (as of, or for the period ended December 31, 2015, except as noted):

•                  Diluted earnings per share totaled $0.12 for the fourth quarter of 2015, compared to $0.11 for the fourth quarter of 2014, and $0.10 for the third quarter of 2015.  For the year ended December 31, 2015, diluted earnings per share increased to $0.48, compared to $0.42 for the year ended December 31, 2014.

•                  Net interest income increased 38% to $22.1 million for the fourth quarter of 2015, compared to $16.1 million for the fourth quarter of 2014, and increased 12% from $19.7 million for the third quarter of 2015.  For the year ended December 31, 2015, net interest income increased 34% to $76.3 million, compared to $57.1 million for the year ended December 31, 2014.

•                  Reflecting average Federal funds sold and interest-bearing deposits in other financial institutions of $429.0 million, the fully tax equivalent (“FTE”) net interest margin contracted 20 basis points to 4.13% for the fourth quarter of 2015, from 4.33% for the fourth quarter of 2014, and contracted 26 basis points from 4.39% for the third quarter of 2015.

•                  The net interest margin improved 31 basis points to 4.41%, for the year ended December 31, 2015, compared to 4.10% for the year ended December 31, 2014.   The improvement in the net interest margin for the full year of 2015 was primarily due to revenue realized from the higher yielding Bay View Funding factored receivables portfolio, the accretion of the loan purchase discount in loan interest income, and a special dividend paid by the FHLB in the second quarter of 2015, partially offset by the temporary investment of excess liquidity from the Focus acquisition.

•                  The accretion of the loan purchase discount in loan interest income from the Focus transaction was $1.1 million for the fourth quarter of 2015, compared to $262,000 for the third quarter of 2015.  The accretion of the loan purchase discount in loan interest income from the Focus transaction was $1.4 million for the year ended 2015.

•                  Loans (excluding loans-held-for-sale) increased $270.1 million, or 25%, to $1.36 billion at December 31, 2015, compared to $1.09 billion at December 31, 2014, which included an increase of $113.4 million, or 10%, in the Company’s legacy loan portfolio, and $156.7 million from the Focus loan portfolio.   Loans increased $26.3 million, or 2%, from $1.33 billion at September 30, 2015.

•                  Nonperforming assets (“NPAs”) were $6.7 million, or 0.29% of total assets, at December 31, 2015, compared to $6.6 million, or 0.41% of total assets, at December 31, 2014, and $5.9 million, or 0.26% of total assets, at September 30, 2015.

•                  Classified assets, net of Small Business Administration (“SBA”) guarantees, were $20.5 million at December 31, 2015, compared to $16.0 million at December 31, 2014, and from $18.0 million at September 30, 2015.

•                  Net charge-offs totaled $182,000 for the fourth quarter of 2015, compared to net charge-offs of $56,000 for the fourth quarter of 2014, and net recoveries of $281,000 for the third quarter of 2015.

•                  There was a $371,000 provision for loan losses for the fourth quarter of 2015, compared to a $106,000 credit provision for loan losses for the fourth quarter of 2014, and a $301,000 credit provision for loan losses for the third quarter of 2015.  There was a $32,000 provision for loan losses for the year ended December 31, 2015, compared to a $338,000 credit provision for loan losses for the year ended December 31, 2014.

•                  The allowance for loan losses (“ALLL”) declined to 1.39% of total loans at December 31, 2015, compared to 1.69% at December 31, 2014, primarily due to the impact of the Focus acquisition.  The ALLL was 1.41% of total loans at September 30, 2015.  Excluding the Focus loan portfolio, the ALLL was 1.57% and 1.60% of total loans at December 31, 2015 and September 30, 2015, respectively.

•                  Total deposits increased $674.4 million, or 49%, to $2.06 billion at December 31, 2015, compared to $1.39 billion at December 31, 2014, which included an increase of $297.5 million, or 21%, in the Company’s legacy deposit portfolio, and $376.9 million from the Focus deposit portfolio.  Total deposits increased $100.8 million, or 5%, at December 31, 2015, compared to $1.96 billion at September 30, 2015.

•                  As of January 1, 2015, along with other community banking organizations, the Company and the Bank became subject to new capital requirements, and certain provisions of the new rules are being phased in through 2019 under the Dodd-Frank Act and Basel III.  The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at December 31, 2015.

Capital Ratios	Heritage Commerce Corp	Heritage Bank of Commerce	Well-Capitalized Financial Institution Basel III Regulatory Guidelines
Total Risk-Based	12.5%	12.6%	10.0%
Tier 1 Risk-Based	11.4%	11.4%	8.0%
Common Equity Tier 1 Risk-based	10.4%	11.4%	6.5%
Leverage	8.6%	8.6%	5.0%

Operating Results

Net interest income increased 38% to $22.1 million for the fourth quarter of 2015, compared to $16.1 million for the fourth quarter of 2014, largely due to the Focus acquisition, organic growth in the loan portfolio, the accretion of the loan purchase discount in loan interest income from the Focus transaction, and increases in core deposits.  Net interest income increased 12% from $19.7 million in third quarter of 2015, reflecting a full quarter of revenue from the Focus loan portfolio and the accretion of the loan purchase discount in loan interest income from the Focus transaction.  Net interest income increased 34% to $76.3 million for the year ended December 31, 2015, compared to $57.1 million for the year ended December 31, 2014, primarily due to loans acquired in the Focus acquisition, organic growth in the loan portfolio, contributions to revenue from Bay View Funding, the accretion of the loan purchase discount in loan interest income from the Focus transaction, and increases in core deposits.

The net interest margin (FTE) decreased 20 basis points to 4.13% for the fourth quarter of 2015, from 4.33% for the fourth quarter of 2014, and decreased 26 basis points from 4.39% for the third quarter of 2015.  The decrease in the net interest margin for the fourth quarter of 2015 was primarily due the temporary investment of the excess liquidity from the Focus acquisition into lower yielding Federal funds sold and deposits at the Federal Reserve Bank, partially offset by the accretion of the loan purchase discount in loan interest income from the Focus transaction.  For the year ended December 31, 2015, net interest margin increased 31 basis points to 4.41%, compared to 4.10% for the year ended December 31, 2014, primarily due to revenue from the higher yielding Bay View Funding factored receivables portfolio, the accretion of the loan purchase discount in loan interest income, and a special dividend of $203,000 paid by the FHLB in the second quarter of 2015, partially offset by the temporary investment of excess liquidity from the Focus acquisition.

The accretion of the loan purchase discount in loan interest income from the Focus transaction was $1.1 million for the fourth quarter of 2015, compared to $262,000 for the third quarter of 2015.  The accretion of the loan purchase discount in loan interest income from the Focus transaction was $1.4 million for the year ended 2015.

At December 31, 2015, Federal funds sold and interest-bearing deposits in other financial institutions totaled $320.0 million.  Average Federal funds sold and interest-bearing deposits in other financial institutions were $429.0 million for the fourth quarter of 2015, compared to $139.6 million for the fourth quarter of 2014, and $226.3 million for the third quarter of 2015.

There was a $371,000 provision for loan losses for the fourth quarter of 2015, compared to a $106,000 credit provision for loan losses for the fourth quarter of 2014, and a $301,000 credit provision for loan losses for the third quarter of 2015.  The $371,000 provision for loan losses for the fourth quarter of 2015 resulted primarily from the impact of loan growth in the Company’s legacy loan portfolio, the renewal of former Focus loans now at the Company, and net charge-offs at Bay View Funding.  There was a $32,000 provision for loan losses for the year ended December 31, 2015, compared to a $338,000 credit provision for loan losses for the year ended December 31, 2014.

Noninterest income increased to $2.8 million for the fourth quarter of 2015, compared to $1.8 million for the fourth quarter of 2014, and $2.1 million for the third quarter of 2015, primarily due to a $642,000 gain on the sale of securities in the fourth quarter of 2015 from the repositioning of the Company’s investment securities portfolio.  For the year ended December 31, 2015, noninterest income was $9.0 million compared to $7.7 million for the year ended December 31, 2014, primarily due to a $642,000 gain on the sale of securities in the fourth quarter of 2015, and the full year impact of fee income from Bay View Funding.

Total noninterest expense for the fourth quarter of 2015 was $17.4 million, compared to $12.4 million for the fourth quarter of 2014, and $16.4 million for the third quarter of 2015.  Noninterest expense for the year ended December 31, 2015 was $58.7 million, compared to $44.2 million for the year ended December 31, 2014. The increase in noninterest expense for the year ended December 31, 2015, was primarily due to costs related to the integration of Focus, and the additional operating costs of Focus and Bay View Funding.  Noninterest expense included total Focus pre-tax acquisition and integration costs of $3.0 million and $6.4 million for the three months and year ended December 31, 2015, respectively.   Of the total acquisition and integration costs, salaries and employee benefits (including severance and retention expenses) were $710,000 and $2.9 million for the three months and year ended December 31, 2015, respectively, and other expenses related to the Focus acquisition and integration were $2.3 million and $3.5 million for the three months and year ended December 31, 2015, respectively.  Noninterest expense for the third quarter of 2015 included severance and retention expense of $2.2 million, and other noninterest expense of $688,000 related to the Focus acquisition.  Full time equivalent employees were 260 at December 31, 2015, 242 at December 31, 2014, and 270 at September 30, 2015.

The efficiency ratio for the fourth quarter of 2015 was 69.54%, compared to 69.34% for the fourth quarter of 2014, and 75.49% for the third quarter of 2015.  The efficiency ratio for the year ended December 31, 2015 was 68.78%, compared to 68.19% for the year ended December 31, 2014. The increase in the efficiency ratio in the fourth quarter and the year ended December 31, 2015 compared to the same periods in 2014 was primarily due to one-time Focus acquisition costs.

Income tax expense for the fourth quarter of 2015 was $2.8 million, compared to $2.0 million for the fourth quarter of 2014, and $2.2 million for the third quarter of 2015. The effective tax rate for the fourth quarter of 2015 was 38.9%, compared to 35.6% for the fourth quarter of 2014 and 38.6% for the third quarter of 2015.  Income tax expense for the year ended December 31, 2015 was $10.1 million, compared to $7.5 million for the year ended December 31, 2014. The effective tax rate for the year ended December 31, 2015 was 38.0%, compared to 36.0% for the year ended December 31, 2014. The increase in the effective tax rate for the fourth quarter and the year ended December 31, 2015, compared to the fourth quarter of 2014, and the year ended December 31, 2014, was primarily due to an increase in taxable income with a limited amount of tax deductions.  The difference in the effective tax rate for the periods reported, compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.

Balance Sheet Review, Capital Management and Credit Quality

Total assets were $2.36 billion at December 31, 2015, compared to $1.62 billion at December 31, 2014, and $2.26 billion at September 30, 2015.

The investment securities available-for-sale portfolio totaled $385.1 million at December 31, 2015, compared to $206.3 million at December 31, 2014, and $257.4 million at September 30, 2015.  At December 31, 2015, the Company’s securities available-for-sale portfolio was comprised of $324.3 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $30.0 million U.S. Treasuries, $15.1 million of single entity issue trust preferred securities, $9.0 million of U.S. Government agency securities, and $6.7 million of corporate bonds. The pre-tax unrealized gain on securities available-for-sale at December 31, 2015 was $501,000, compared to a pre-tax unrealized gain on securities available-for-sale of $4.8 million at December 31, 2014, and a pre-tax unrealized gain on securities available-for-sale of $4.5 million at September 30, 2015.

During the fourth quarter of 2015, the Company repositioned its securities portfolio.  The Company received gross proceeds of $71.8 million on investment securities available-for-sale it sold during the fourth quarter of 2015 with a book value totaling $71.2 million, resulting in a gain on sale of securities of $637,000.  There was also a $5,000 gain on a bond that was called in the fourth quarter of 2015 included in gain on sale of securities.  The investment securities sold during the fourth quarter of 2015 consisted of $29.4 million of corporate bonds, $8.3 million of tax-exempt municipal bonds, $11.3 million of collateralized mortgage obligations, $18.2 million of mortgage-backed securities, and $4.0 million of U.S. Treasuries.

During the fourth quarter of 2015, the Company purchased $212.7 million of investment securities available-for-sale, with a weighted average book yield of 1.89%.  The investment securities purchased during the fourth quarter of 2015 consisted of $182.7 million of mortgage-backed securities with a weighted average book yield of 2.01%, and $30.0 million of U.S. Treasuries with a weighted average book yield of 1.15%.   The mortgage-backed securities purchased during the fourth quarter of 2015 consisted of $82.9 million of Federal National Mortgage Association (“FNMA”) securities, $69.9 million of Government National Mortgage Association (“GNMA”) securities, and $29.9 million of Federal Home Loan Mortgage Corporation (“FHLMC”) securities, with an average book yield of 2.07%, 1.90%, and 2.08%, respectively.

At December 31, 2015, investment securities held-to-maturity totaled $109.3 million, compared to $95.4 million at December 31, 2014, and $111.0 million at September 30, 2015.  At December 31, 2015, the Company’s securities held-to-maturity portfolio, at amortized cost, was comprised of $93.5 million tax-exempt municipal bonds, and $15.8 million agency mortgage-backed securities.

Loans (excluding loans-held-for-sale) increased $270.1 million, or 25%, to $1.36 billion at December 31, 2015, compared to $1.09 billion at December 31, 2014, which included an increase of $113.4 million, or 10%, in the Company’s legacy loan portfolio, and $156.7 million from the Focus loan portfolio.   Loans increased $26.3 million, or 2%, from $1.33 billion at September 30, 2015.

The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 41% of the loan portfolio at December 31, 2015, which included $40.1 million of factored receivables at Bay View Funding. Commercial and residential real estate loans accounted for 46% of the total loan portfolio, of which 42% were owner-occupied by businesses.  Consumer and home equity loans accounted for 7% of total loans, and land and construction loans accounted for the remaining 6% of total loans at December 31, 2015.   C&I line usage was 39% at December 31, 2015, compared to 42% at December 31, 2014.

The yield on the loan portfolio was 5.92% for the fourth quarter of 2015, compared to 5.39% for the fourth quarter of 2014, and 5.70% for the third quarter of 2015. The yield on the loan portfolio was 5.75% for the year ended December 31, 2015, compared to 4.96% for the year ended December 31, 2014.  The increase in the yield on the loan portfolio for the fourth quarter and year ended December 31, 2015, compared to the same periods in 2014 primarily reflects the accretion of the loan purchase discount in loan interest income from the Focus transaction.  Excluding the accretion of the loan purchase discount the yield on the loan portfolio was 5.57% and 5.62% for the fourth quarter and year ended December 31, 2015, respectively, and 5.59% for the third quarter of 2015.

At December 31, 2015, NPAs were $6.7 million, or 0.29% of total assets, compared to $6.6 million, or 0.41% of total assets, at December 31, 2014, and $5.9 million, or 0.26% of total assets, at September 30, 2015.  At December 31, 2015, $6.0 million of the NPAs were in the Company’s legacy loan portfolio, and $734,000 of the NPAs were in the Focus loan portfolio.  At December 31, 2015, the NPAs included no loans guaranteed by the SBA.  Foreclosed assets were $364,000 at December 31, 2015, compared to $696,000 at December 31, 2014, and $393,000 at September 30, 2015.  The following is a breakout of NPAs at the periods indicated:

	End of Period:
NONPERFORMING ASSETS	December 31, 2015		September 30, 2015		December 31, 2014
(in $000’s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial real estate loans	$2,992	44%	$3,075	52%	$1,651	25%
Restructured and loans over 90 days past due and still accruing	1,662	25%	—	0%	—	0%
Home equity and consumer loans	781	12%	316	5%	350	5%
SBA loans	423	6%	673	12%	2,335	36%
Foreclosed assets	364	5%	393	7%	696	11%
Commercial and industrial loans	301	5%	947	16%	199	3%
Land and construction loans	219	3%	492	8%	1,320	20%
Total nonperforming assets	$6,742	100%	$5,896	100%	$6,551	100%

The $1.7 million of restructured and loans over 90 days past due and still accruing included in nonperforming loans at December 31, 2015 have been brought current subsequent to year-end.

Classified assets (net of SBA guarantees) were $20.5 million at December 31, 2015, compared to $16.0 million at December 31, 2014, and $18.0 million at September 30, 2015.  The increase in classified assets at December 31, 2015 from December 31, 2014 was primarily due to the Focus acquisition.  At December 31, 2015, $10.5 million of the classified assets were in the Company’s legacy loan portfolio, and $10.8 million of the classified assets were in the Focus loan portfolio.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended			For the Year Ended
ALLOWANCE FOR LOAN LOSSES	December 31,	September 30,	December 31,	December 31,	December 31,
(in $000’s, unaudited)	2015	2015	2014	2015	2014
Balance at beginning of period	$18,737	$18,757	$18,541	$18,379	$19,164
Provision (credit) for loan losses during the period	371	(301)	(106)	32	(338)
Net (charge-offs) recoveries during the period	(182)	281	(56)	515	(447)
Balance at end of period	$18,926	$18,737	$18,379	$18,926	$18,379

Total loans	$1,358,716	$1,332,405	$1,088,643	$1,358,716	$1,088,643
Total nonperforming loans	$6,378	$5,503	$5,855	$6,378	$5,855

Allowance for loan losses to total loans	1.39%	1.41%	1.69%	1.39%	1.69%
Allowance for loan losses to total nonperforming loans	296.74%	340.49%	313.90%	296.74%	313.90%

The ALLL at December 31, 2015 declined to 1.39% of total loans, compared to 1.69% at December 31, 2014, primarily due to the impact of the Focus loan portfolio, which was marked to fair value on the acquisition date.  Excluding the $156.7 million (at fair value) Focus loan portfolio at December 31, 2015, the ALLL was 1.57% of total loans.  The ALLL was 1.41% of total loans at September 30, 2015.  Excluding the $162.9 million (at fair value) Focus loan portfolio at September 30, 2015, the ALLL was 1.60% of total loans.  The ALLL to total nonperforming loans was 296.74% at December 31, 2015, compared to 313.90% at December 31, 2014, and 340.49% at September 30, 2015.

Total deposits increased $674.4 million, or 49%, to $2.06 billion at December 31, 2015, compared to $1.39 billion at December 31, 2014, which included an increase of $297.5 million, or 21%, in the Company’s legacy deposit portfolio, and $376.9 million from the Focus deposit portfolio.  Total deposits increased $100.8 million, or 5%, at December 31, 2015, compared to $1.96 billion at September 30, 2015.

The total cost of deposits decreased one basis point to 0.14% for the fourth quarter of 2015, from 0.15% for the fourth quarter of 2014, and the third quarter of 2015. The total cost of deposits decreased one basis point to 0.15% for the year ended December 31, 2015, from 0.16% for the year ended December 31, 2014.

The Company has a $5.0 million line of credit with a correspondent bank, of which $3.0 million was outstanding at December 31, 2015.

Tangible equity was $191.3 million at December 31, 2015, compared to $168.0 million at December 31, 2014 and $194.2 million at September 30, 2015.  The increase in tangible equity at December 31, 2015 from December 31, 2014 was primarily due to the shares issued to the Focus shareholders in connection with the Focus acquisition and an increase in the Company’s retained earnings, partially offset by the one-time acquisition and integration costs from the Focus transaction.  Tangible book value per common share was $5.35 at December 31, 2015, compared to $5.60 at December 31, 2014, and $5.44 at September 30, 2015.  There were 21,004 shares of Series C Preferred Stock outstanding at December 30, 2015, December 31, 2014, and September 30, 2015, and the Series C Preferred Stock is convertible into an aggregate of 5.6 million shares of common stock at a conversion price of $3.75, upon a transfer of the Series C Preferred Stock in a widely dispersed offering.  Pro forma tangible book value per common share, assuming the outstanding Series C Preferred Stock was converted into common stock, was $5.07 at December 31, 2015, compared to $5.23 at December 31, 2014, and $5.15 at September 30, 2015.  The decrease in tangible book value per common share and the pro forma tangible book value per common share, assuming the outstanding Series C Preferred Stock was converted to common stock, at December 31, 2015 compared to December 31, 2014 was primarily due to an additional 5,456,713 shares of the Company’s common stock issued to Focus shareholders and the one-time acquisition and integration costs from the Focus transaction.

Accumulated other comprehensive loss was ($6.2) million at December 31, 2015, compared to accumulated other comprehensive loss of ($1.9) million at December 31, 2014, and accumulated other comprehensive loss of ($2.0) million at September 30, 2015. The unrealized gain on securities available-for-sale included in accumulated other comprehensive loss was an unrealized gain of $296,000, net of taxes, at December 31, 2015, compared to an unrealized gain of $2.8 million, net of taxes, at December 31, 2014, and an unrealized gain of $2.6 million, net of taxes, at September 30, 2015.  The components of accumulated other comprehensive loss, net of taxes, at December 31, 2015 include the following: an unrealized gain on available-for-sale securities of $296,000; the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $402,000; a split dollar insurance contracts liability of ($3.6) million; a supplemental executive retirement plan liability of ($4.1) million; and an unrealized gain on interest-only strip from SBA loans of $794,000.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. In addition, our past results of operations do not necessarily indicate our future results. The forward-looking statements could be affected by many factors, including but not limited to: (1) local, regional, and national economic conditions and events and their impact on us and our customers; (2) changes in the financial performance or condition of the Company’s customers; (3) volatility in credit and equity markets and its effect on the global economy; (4) competition for loans and deposits and failure to attract or retain deposits and loans; (5) our ability to increase market share and control expenses; (6) our ability to develop and promote customer acceptance of new products and services in a timely manner; (7) risks associated with concentrations in real estate related loans; (8) other-than-temporary impairment charges to our securities portfolio; (9) an oversupply of inventory and deterioration in values of California commercial real estate; (10) a prolonged slowdown in construction activity; (11) changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (12) the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (13) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (14) our ability to raise capital or incur debt on reasonable terms; (15) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (16) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; (17) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (18) the ability to keep pace with, and implement on a timely basis, technological changes; (19) the impact of cyber security attacks or other disruptions to the Company’s information systems and any resulting compromise of data or disruptions in service; (20) changes in the competitive environment among financial or bank holding companies and other financial service providers; (21) the effect and uncertain impact on the Company of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation; (22) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (23) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (24) the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (25) the successful integration of the business, employees and operations of Focus Business Bank with the Company and our ability to achieve the projected synergies of this acquisition within expected time frames; and (26) our success in managing the risks involved in the foregoing factors.

Member FDIC

	For the Quarter Ended:			Percent Change From:		For the Year Ended:
CONSOLIDATED INCOME STATEMENTS	December 31,	September 30,	December 31,	September 30,	December 31,	December 31,	December 31,	Percent
(in $000’s, unaudited)	2015	2015	2014	2015	2014	2015	2014	Change
Interest income	$22,896	$20,306	$16,717	13%	37%	$78,743	$59,256	33%
Interest expense	758	623	625	22%	21%	2,422	2,153	12%
Net interest income before provision for loan losses	22,138	19,683	16,092	12%	38%	76,321	57,103	34%
Provision (credit) for loan losses	371	(301)	(106)	223%	450%	32	(338)	109%
Net interest income after provision for loan losses	21,767	19,984	16,198	9%	34%	76,289	57,441	33%
Noninterest income:
Service charges and fees on deposit accounts	717	748	622	-4%	15%	2,803	2,519	11%
Increase in cash surrender value of life insurance	472	429	404	10%	17%	1,697	1,600	6%
Servicing income	324	214	319	51%	2%	1,143	1,296	-12%
Gain on sales of SBA loans	183	267	113	-31%	62%	843	971	-13%
Gain on sales of securities	642	—	—	N/A	N/A	642	97	562%
Other	491	408	354	20%	39%	1,857	1,263	47%
Total noninterest income	2,829	2,066	1,812	37%	56%	8,985	7,746	16%

Noninterest expense:
Salaries and employee benefits	9,034	10,358	6,960	-13%	30%	35,146	26,250	34%
Occupancy and equipment	1,174	1,072	1,072	10%	10%	4,336	4,059	7%
Professional fees	882	612	562	44%	57%	1,828	1,891	-3%
Other	6,271	4,377	3,821	43%	64%	17,363	12,022	44%
Total noninterest expense	17,361	16,419	12,415	6%	40%	58,673	44,222	33%
Income before income taxes	7,235	5,631	5,595	28%	29%	26,601	20,965	27%
Income tax expense	2,812	2,172	1,993	29%	41%	10,104	7,538	34%
Net income	4,423	3,459	3,602	28%	23%	16,497	13,427	23%
Dividends on preferred stock	(448)	(448)	(280)	0%	60%	(1,792)	(1,008)	78%
Net income available to common shareholders	3,975	3,011	3,322	32%	20%	14,705	12,419	18%
Undistributed earnings allocated to Series C preferred stock	(209)	(111)	(349)	88%	-40%	(912)	(1,342)	-32%
Distributed and undistributed earnings allocated to common shareholders	$3,766	$2,900	$2,973	30%	27%	$13,793	$11,077	25%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.12	$0.10	$0.11	20%	9%	$0.48	$0.42	14%
Diluted earnings per share	$0.12	$0.10	$0.11	20%	9%	$0.48	$0.42	14%
Weighted average shares outstanding - basic	32,109,440	29,075,782	26,460,519	10%	21%	28,567,213	26,390,615	8%
Weighted average shares outstanding - diluted	32,389,213	29,332,452	26,615,743	10%	22%	28,786,078	26,526,282	9%
Common shares outstanding at period-end	32,113,479	32,076,505	26,503,505	0%	21%	32,113,479	26,503,505	21%
Pro forma common shares outstanding at period-end, assuming Series C preferred stock was converted into common stock	37,714,479	37,677,505	32,104,505	0%	17%	37,714,479	32,104,505	17%
Book value per share	$7.03	$7.12	$6.22	-1%	13%	$7.03	$6.22	13%
Tangible book value per share	$5.35	$5.44	$5.60	-2%	-4%	$5.35	$5.60	-4%
Pro forma tangible book value per share, assuming Series C preferred stock was converted into common stock	$5.07	$5.15	$5.23	-2%	-3%	$5.07	$5.23	-3%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	7.11%	6.41%	7.72%	11%	-8%	8.04%	7.44%	8%
Annualized return on average tangible equity	9.09%	7.46%	8.20%	22%	11%	9.41%	7.60%	24%
Annualized return on average assets	0.74%	0.70%	0.88%	6%	-16%	0.86%	0.88%	-2%
Annualized return on average tangible assets	0.75%	0.71%	0.89%	6%	-16%	0.88%	0.88%	0%
Net interest margin	4.13%	4.39%	4.33%	-6%	-5%	4.41%	4.10%	8%
Efficiency ratio	69.54%	75.49%	69.34%	-8%	0%	68.78%	68.19%	1%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$2,378,578	$1,956,047	$1,619,881	22%	47%	$1,912,421	$1,523,272	26%
Average tangible assets	$2,324,661	$1,925,912	$1,609,068	21%	44%	$1,882,641	$1,519,526	24%
Average earning assets	$2,159,447	$1,805,801	$1,500,270	20%	44%	$1,757,892	$1,419,926	24%
Average loans held-for-sale	$8,289	$3,197	$813	159%	920%	$3,574	$2,503	43%
Average total loans	$1,325,872	$1,229,792	$1,057,866	8%	25%	$1,182,522	$989,873	19%
Average deposits	$2,042,654	$1,693,282	$1,376,503	21%	48%	$1,643,385	$1,302,782	26%
Average demand deposits - noninterest-bearing	$785,876	$652,529	$515,209	20%	53%	$630,198	$463,134	36%
Average interest-bearing deposits	$1,256,778	$1,040,753	$861,294	21%	46%	$1,013,187	$839,648	21%
Average interest-bearing liabilities	$1,259,033	$1,040,919	$875,525	21%	44%	$1,013,816	$843,651	20%
Average equity	$246,921	$214,105	$185,107	15%	33%	$205,154	$180,514	14%
Average tangible equity	$193,004	$183,970	$174,294	5%	11%	$175,374	$176,768	-1%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	December 31,	September 30,	December 31,	September 30,	December 31,
(in $000’s, unaudited)	2015	2015	2014	2015	2014
ASSETS
Cash and due from banks	$24,112	$28,691	$23,256	-16%	4%
Federal funds sold and interest-bearing deposits in other financial institutions	319,980	364,247	99,147	-12%	223%
Securities available-for-sale, at fair value	385,079	257,410	206,335	50%	87%
Securities held-to-maturity, at amortized cost	109,311	111,004	95,362	-2%	15%
Loans held-for-sale - SBA, including deferred costs	7,297	7,873	1,172	-7%	523%
Loans:
Commercial	556,522	554,169	462,403	0%	20%
Real estate:
Commercial and residential	625,665	606,819	478,335	3%	31%
Land and construction	84,428	84,867	67,980	-1%	24%
Home equity	76,833	74,624	61,644	3%	25%
Consumer	16,010	12,595	18,867	27%	-15%
Loans	1,359,458	1,333,074	1,089,229	2%	25%
Deferred loan fees	(742)	(669)	(586)	-11%	-27%
Total loans, net of deferred fees	1,358,716	1,332,405	1,088,643	2%	25%
Allowance for loan losses	(18,926)	(18,737)	(18,379)	1%	3%
Loans, net	1,339,790	1,313,668	1,070,264	2%	25%
Company owned life insurance	60,020	59,549	51,257	1%	17%
Premises and equipment, net	7,773	7,513	7,451	3%	4%
Goodwill	45,664	44,898	13,044	2%	250%
Other intangible assets	8,518	8,906	3,276	-4%	160%
Accrued interest receivable and other assets	54,035	58,448	46,539	-8%	16%
Total assets	$2,361,579	$2,262,207	$1,617,103	4%	46%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$821,405	$758,440	$517,662	8%	59%
Demand, interest-bearing	496,278	440,517	225,821	13%	120%
Savings and money market	496,843	490,572	384,644	1%	29%
Time deposits-under $250	64,021	65,626	57,443	-2%	11%
Time deposits-$250 and over	158,820	174,703	163,452	-9%	-3%
Time deposits - brokered	17,825	24,150	28,116	-26%	-37%
CDARS - money market and time deposits	7,583	8,015	11,248	-5%	-33%
Total deposits	2,062,775	1,962,023	1,388,386	5%	49%
Borrowings	3,000	1,000	—	200%	N/A
Accrued interest payable and other liabilities	50,368	51,208	44,359	-2%	14%
Total liabilities	2,116,143	2,014,231	1,432,745	5%	48%

Shareholders’ Equity:
Series C preferred stock, net	19,519	19,519	19,519	0%	0%
Common stock	193,364	193,070	133,676	0%	45%
Retained earnings	38,773	37,366	33,014	4%	17%
Accumulated other comprehensive loss	(6,220)	(1,979)	(1,851)	-214%	-236%
Total shareholders’ equity	245,436	247,976	184,358	-1%	33%
Total liabilities and shareholders’ equity	$2,361,579	$2,262,207	$1,617,103	4%	46%

	End of Period:			Percent Change From:
	December 31,	September 30,	December 31,	September 30,	December 31,
	2015	2015	2014	2015	2014
CREDIT QUALITY DATA
(in $000’s, unaudited)
Nonaccrual loans - held-for-investment	$4,716	$5,503	$5,855	-14%	-19%
Restructured and loans over 90 days past due and still accruing	1,662	—	—	N/A	N/A
Total nonperforming loans	$6,378	$5,503	$5,855	16%	9%
Foreclosed assets	364	393	696	-7%	-48%
Total nonperforming assets	$6,742	$5,896	$6,551	14%	3%
Other restructured loans still accruing	$149	$183	$167	-19%	-11%
Net (recoveries) charge-offs during the quarter	$182	$(281)	$56	165%	225%
Provision (credit) for loan losses during the quarter	$371	$(301)	$(106)	-223%	450%
Allowance for loan losses	$18,926	$18,737	$18,379	1%	3%
Classified assets(1)	$20,493	$17,976	$15,978	14%	28%
Allowance for loan losses to total loans	1.39%	1.41%	1.69%	-1%	-18%
Allowance for loan losses to total nonperforming loans	296.74%	340.49%	313.90%	-13%	-5%
Nonperforming assets to total assets	0.29%	0.26%	0.41%	12%	-29%
Nonperforming loans to total loans	0.47%	0.41%	0.54%	15%	-13%
Classified assets(1) to Heritage Commerce Corp Tier 1 capital plus allowance for loan losses	9%	8%	9%	13%	0%
Classified assets(1) to Heritage Bank of Commerce Tier 1 capital plus allowance for loan losses	9%	8%	9%	13%	0%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible equity	$191,254	$194,172	$168,038	-2%	14%
Tangible common equity	$171,735	$174,653	$148,519	-2%	16%
Shareholders’ equity / total assets	10.39%	10.96%	11.40%	-5%	-9%
Tangible equity / tangible assets	8.29%	8.79%	10.50%	-6%	-21%
Tangible common equity / tangible assets	7.44%	7.91%	9.28%	-6%	-20%
Loan to deposit ratio	65.87%	67.91%	78.41%	-3%	-16%
Noninterest-bearing deposits / total deposits	39.82%	38.66%	37.29%	3%	7%
Total risk-based capital ratio(2)	12.5%	12.3%	13.9%	2%	-10%
Tier 1 risk-based capital ratio(2)	11.4%	11.2%	12.6%	2%	-10%
Common Equity Tier 1 risk-based capital ratio(2)	10.4%	10.2%	N/A	2%	N/A
Leverage ratio(2)	8.6%	10.4%	10.6%	-17%	-19%

Heritage Bank of Commerce:
Total risk-based capital ratio(2)	12.6%	12.1%	13.1%	4%	-4%
Tier 1 risk-based capital ratio(2)	11.4%	11.0%	11.9%	4%	-4%
Common Equity Tier 1 risk-based capital ratio(2)	11.4%	11.0%	N/A	4%	N/A
Leverage ratio(2)	8.6%	10.2%	9.9%	-16%	-13%

(1)	Net of SBA guarantees
(2)	December 31, 2015 and September 30, 2015 capital ratios are based on the Basel III regulatory requirements; December 31, 2014 capital ratios are based on the Basel I regulatory requirements.

	For the Quarter Ended			For the Quarter Ended
	December 31, 2015			December 31, 2014
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,334,161	$19,899	5.92%	$1,058,679	$14,375	5.39%
Securities - taxable	291,106	1,880	2.56%	211,590	1,563	2.93%
Securities - tax exempt(2)	94,463	914	3.84%	79,879	779	3.87%
Other investments and interest-bearing deposits in other financial institutions	439,717	523	0.47%	150,122	273	0.72%
Total interest earning assets(2)	2,159,447	23,216	4.27%	1,500,270	16,990	4.49%
Cash and due from banks	43,374			28,085
Premises and equipment, net	7,689			7,483
Goodwill and other intangible assets	53,917			10,813
Other assets	114,151			73,230
Total assets	$2,378,578			$1,619,881

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$785,876			$515,209

Demand, interest-bearing	471,893	236	0.20%	218,176	93	0.17%
Savings and money market	521,368	271	0.21%	382,799	183	0.19%
Time deposits - under $100	23,062	17	0.29%	19,871	15	0.30%
Time deposits - $100 and over	212,294	172	0.32%	199,072	156	0.31%
Time deposits - brokered	20,960	42	0.79%	28,104	56	0.79%
CDARS - money market and time deposits	7,201	1	0.06%	13,272	2	0.06%
Total interest-bearing deposits	1,256,778	739	0.23%	861,294	505	0.23%
Total deposits	2,042,654	739	0.14%	1,376,503	505	0.15%

Short-term borrowings	2,255	19	3.34%	14,231	120	3.35%
Total interest-bearing liabilities	1,259,033	758	0.24%	875,525	625	0.28%
Total interest-bearing liabilities and demand, noninterest-bearing / cost of funds	2,044,909	758	0.15%	1,390,734	625	0.18%
Other liabilities	86,748			44,040
Total liabilities	2,131,657			1,434,774
Shareholders’ equity	246,921			185,107
Total liabilities and shareholders’ equity	$2,378,578			$1,619,881

Net interest income(2) / margin		22,458	4.13%		16,365	4.33%
Less tax equivalent adjustment(2)		(320)			(273)
Net interest income		$22,138			$16,092

(1)Includes loans held-for-sale.  Yield amounts earned on loans include loan fees and costs.  Nonaccrual loans are included in average balance.

(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.

	For the Year Ended			For the Year Ended
	December 31, 2015			December 31, 2014
	Interest	Average	Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,186,096	$68,259	5.75%	$992,376	$49,207	4.96%
Securities - taxable	246,084	6,707	2.73%	251,077	7,117	2.83%
Securities - tax exempt(2)	86,589	3,358	3.88%	79,939	3,115	3.90%
Other investments and interest-bearing deposits in other financial institutions	239,123	1,594	0.67%	96,534	907	0.94%
Total interest earning assets(2)	1,757,892	79,918	4.55%	1,419,926	60,346	4.25%
Cash and due from banks	34,196			25,829
Premises and equipment, net	7,463			7,343
Goodwill and other intangible assets	29,780			3,746
Other assets	83,090			66,428
Total assets	$1,912,421			$1,523,272

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$630,198			$463,134

Demand, interest-bearing	317,219	585	0.18%	207,359	341	0.16%
Savings and money market	433,123	894	0.21%	363,903	671	0.18%
Time deposits - under $100	20,631	61	0.30%	20,448	63	0.31%
Time deposits - $100 and over	204,982	658	0.32%	196,118	629	0.32%
Time deposits - brokered	25,154	199	0.79%	36,440	319	0.88%
CDARS - money market and time deposits	12,078	6	0.05%	15,380	9	0.06%
Total interest-bearing deposits	1,013,187	2,403	0.24%	839,648	2,032	0.24%
Total deposits	1,643,385	2,403	0.15%	1,302,782	2,032	0.16%

Short-term borrowings	629	19	3.02%	4,003	121	3.02%
Total interest-bearing liabilities	1,013,816	2,422		843,651	2,153
Total interest-bearing liabilities and demand, noninterest-bearing / cost of funds	1,644,014	2,422	0.15%	1,306,785	2,153	0.16%
Other liabilities	63,253			35,973
Total liabilities	1,707,267			1,342,758
Shareholders’ equity	205,154			180,514
Total liabilities and shareholders’ equity	$1,912,421			$1,523,272

Net interest income(2) / margin		77,496	4.41%		58,193	4.10%
Less tax equivalent adjustment(2)		(1,175)			(1,090)
Net interest income		$76,321			$57,103

(1)Includes loans held-for-sale.  Yield amounts earned on loans include loan fees and costs.  Nonaccrual loans are included in average balance.

(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.